AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ADMINISTRATION SERVICING AGREEMENT

        THIS AMENDMENT dated as of the 18th day of November, 2014, to the Fund Administration Servicing Agreement, dated as of June 22, 2006, as amended, (the “Agreement”), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust") on behalf of its separate series, the Rothschild Funds, listed on Exhibit DD attached hereto (as amended from time to time) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit DD to the Agreement is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Elaine E. Richards	By: /s/ Michael R. McVoy
Name: Elaine E. Richards	Name: Michael R. McVoy
Title: President	Title: Executive Vice President

Rothschild	1

Exhibit DD to the
Professionally Managed Portfolios Fund Administration Servicing Agreement

Name of Series	Date Added
Rothschild U.S. Large-Cap Core Fund	on or after November 18, 2014
Rothschild U.S. Large-Cap Value Fund	on or after November 18, 2014
Rothschild U.S. Small/Mid-Cap Core Fund	on or after November 18, 2014
Rothschild U.S. Small-Cap Core Fund	on or after November 18, 2014
Rothschild U.S. Small-Cap Value Fund	on or after November 18, 2014
Rothschild U.S. Small-Cap Growth Fund	on or after November 18, 2014

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule for 6 Funds, 2 Classes at November, 2014

Annual Fee Based Upon Average Net Assets for the Fund Complex*
[ ] basis points on the first $[ ]
[ ] basis points on the next $[ ]
[ ] basis points on the balance
Minimum annual fee:  $[ ] for the complex, including [ ] classes (OR $[ ] for the first [ ] funds, $[ ] each additional fund)

▪	Additional fee of $[ ] for each additional class
▪	Additional fee of $[ ] per manager/sub-advisor per fund
▪	Additional fee of $[ ] for a Controlled Foreign Corporation (CFC)

Services Included in Annual Fee Per Fund
▪  Advisor Information Source – On-line access to portfolio management and compliance information.
▪  Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪  USBFS Legal Administration (e.g., registration statement update)

Pricing Services**
▪	$[ ] - Domestic Equities, Options, ADRs
▪	$[ ] - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates, Mortgage Backed Securities
▪	$[ ] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
                    Bonds, Asset Backed Securities, High Yield Bonds
▪  $[ ] - Bank Loans
▪  $[ ] - Credit Default Swaps
▪  $[ ] - Swaptions, Index Swaps
▪  $[ ] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

Corporate Action & Manual Pricing Services
▪  $[ ] /Foreign Equity Security per Month for Corporate Action Service
▪  $[ ] /Domestic Equity Security per Month for Corporate Action Service
▪  $[ ] /Month Manual Security Pricing (>[ ]/day)

Fair Value Services (Charged at the Complex Level)**
▪  $[ ] on the First [ ] Securities
▪  $[ ] on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Chief Compliance Officer Annual Fees (Per Advisor Relationship/Fund)*
▪  $[ ] for the first fund (subject to Board approval)
▪  $[ ] for each additional fund (subject to change based on Board review and approval)
▪  $[ ] /sub-advisor per fund

Rothschild	2

Exhibit DD (continued) to the
Professionally Managed Portfolios Fund Administration Servicing Agreement

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule for 6 Funds, 2 Classes (continued) at November, 2014

Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing (Charles River), Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day.
Fees are calculated pro rata and billed monthly.

Fund Administration & Compliance Portfolio Services
Supplemental Services Fee Schedule at November, 2014

Additional Legal Administration Services
▪	Subsequent new fund launch – $[ ]/project
▪	Subsequent new share class launch – $[ ] /project
▪	Multi-managed funds – as negotiated based upon specific requirements
▪	Proxy – as negotiated based upon specific requirements

Daily Compliance Services (Charles River)
▪	Base fee – $[ ] /fund per year
▪	Setup – $[ ] /fund group

Section 15(c) Reporting
▪	$[ ] /fund per report – first class
▪	$[ ] /additional class report

Equity & Fixed Income Attribution Reporting
▪	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

Advisor’s Signature below acknowledges approval of the fund administration fee schedules on this Exhibit DD.

ROTHSCHILD ASSET MANAGEMENT INC.

By: /s/ Tom Rawlings

Name: Tom Rawlings

Title: Chief Operating Officer                                Date:  December 18, 2014

Rothschild	3